                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to 14a-11(c) or 14a-12

                            Prime Hospitality Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            PRIME HOSPITALITY CORP.
                               700 ROUTE 46 EAST
                          FAIRFIELD, NEW JERSEY 07004

                                                                   April 8, 1996

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Prime Hospitality Corp. (the "Company") to be held on May 13, 1996, at 10:00 a.m., at the Crowne Plaza Hotel, 650 Terrace Avenue, Hasbrouck Heights, New Jersey 07604. This year we are asking you to elect two Class I Directors of the Company to serve until the 1999 Annual Meeting of Stockholders, and to ratify the Board of Directors' selection of independent auditors for the year ending December 31, 1996. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR BOTH NOMINEES AND THE PROPOSAL.

     At the Annual Meeting, the Board of Directors will also report on the Company's affairs and a discussion period will be provided for questions and comments. The Board of Directors appreciates and encourages stockholder participation.

     Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, we request that you complete, sign, date and promptly return the enclosed proxy in the enclosed postage prepaid envelope in order to make certain that your shares will be represented at the Annual Meeting.

     Thank you for your cooperation.

                                                     Sincerely,

                                                     DAVID A. SIMON
                                                     Chairman of the Board of
                                                     Directors

                            PRIME HOSPITALITY CORP.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 13, 1996
                            ------------------------

To the Stockholders of
  Prime Hospitality Corp.:

     The Annual Meeting of Stockholders of Prime Hospitality Corp. (the "Company") will be held on May 13, 1996 at 10:00 a.m., at the Crowne Plaza Hotel, 650 Terrace Avenue, Hasbrouck Heights, New Jersey 07604 for the following purposes:

          1. To elect two Class I Directors of the Company to serve until the 1999 Annual Meeting of Stockholders;

          2. To ratify the Board of Directors' selection of Arthur Andersen LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 1996;

          3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The close of business on April 1, 1996 has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

     All stockholders are cordially invited to attend the Annual Meeting. If you do not expect to be present, please promptly complete, sign and date the enclosed proxy and mail it in the enclosed postage prepaid envelope. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

     The Company's Proxy Statement is submitted herewith. The Board of Directors recommends that you vote FOR both Nominees and FOR Item 2.

     The Company's Annual Report for the fiscal year ended December 31, 1995, including financial statements, is also enclosed.

                                          By Order of the Board of Directors,

                                          JOSEPH BERNADINO
                                          Secretary

Fairfield, New Jersey
April 8, 1996

                            YOUR VOTE IS IMPORTANT.
YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES.

                            PRIME HOSPITALITY CORP.
                               700 ROUTE 46 EAST
                          FAIRFIELD, NEW JERSEY 07004
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                                                                   April 8, 1996

     The accompanying proxy is solicited by and on behalf of the Board of Directors of Prime Hospitality Corp. (the "Company") for use at the Annual Meeting of Stockholders to be held on May 13, 1996 at 10:00 a.m. at the Crowne Plaza Hotel, 650 Terrace Avenue, Hasbrouck Heights, New Jersey 07604 or any adjournments thereof (the "Annual Meeting"). This Proxy Statement is being sent to all holders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on April 1, 1996 (the "Record Date"). Only stockholders of record on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. Each share of Common Stock outstanding on the Record Date will be entitled to one vote per share on all matters to be voted upon at the Annual Meeting. Stockholders may revoke the authority granted by their execution of proxies at any time prior to their use by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Solicitation of proxies will be made principally through the mails, but additional solicitation may be made by telephone or telegram by the officers or regular employees of the Company without additional compensation. The Company has retained Continental Stock Transfer and Trust Company to assist with the solicitation at an estimated fee of $3,000 plus reimbursement of out-of-pocket expenses. The Company may also enlist the aid of brokerage houses in soliciting proxies. The Company will reimburse bank, broker and other custodians, nominees and fiduciaries for their costs in sending the proxy material to the beneficial owners of the Common Stock. The expenses of preparing, printing, mailing and soliciting will be paid by the Company. This proxy statement, together with the Company's Annual Report for the fiscal year ended December 31, 1995, are being mailed to stockholders on or about April 10, 1996.

     As of the Record Date, there were           issued and outstanding shares
of Common Stock.

     THE INTENTION OF THE PERSONS NAMED IN THE PROXY, UNLESS OTHERWISE SPECIFICALLY INSTRUCTED IN THE PROXY, IS TO VOTE ALL PROXIES RECEIVED BY THEM
(1) FOR THE ELECTION OF THE TWO NOMINEES NAMED HEREIN TO SERVE AS DIRECTORS FOR THE TERMS SPECIFIED HEREIN AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED, AND (2) FOR THE RATIFICATION OF THE BOARD OF DIRECTORS' SELECTION OF ARTHUR ANDERSEN LLP TO SERVE AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1996. All shares represented by proxy at the Annual Meeting will be voted. If a stockholder specifies a choice as to the matters to be acted upon, the shares will be voted in accordance with the specification.

     In the event that a quorum is present at the Annual Meeting but sufficient votes to approve any of the proposals are not received, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of those shares represented at the Annual Meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote those proxies that they are entitled to vote FOR any proposal in favor of an adjournment and will vote those proxies required to be voted AGAINST any such proposal against any adjournment. A stockholder vote may be taken on one or more of the proposals in the Proxy Statement prior to any adjournment if sufficient votes have been received and it is otherwise appropriate. A quorum of stockholders is constituted by the presence in person or by proxy of the holders of a majority of the outstanding Common Stock of the Company entitled to vote at the Annual Meeting. Brokers that do not receive instructions from the beneficial owner or other persons entitled to vote shares are entitled, under the rules of the New York Stock Exchange, to vote for the election of Directors and on each of the proposals. For purposes of determining the presence of a quorum for transacting business at the Annual Meeting, broker "non-votes" will be treated as shares that are not present. Abstentions will be treated as shares that are present and as votes cast against a particular proposal.

                         ITEM 1.  ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes (Class I, Class II and Class III) serving staggered terms in accordance with the Company's Restated Certificate of Incorporation. The number of the full Board of Directors is seven and Directors were initially elected on July 31, 1992. Class I Directors were elected at the Annual Meeting held on May 6, 1993. Class II Directors were elected at the Annual Meeting held on May 13, 1994 and Class III Directors were elected at the Annual Meeting held on May 16, 1995.

     Election for two Class I directors will be held at the Annual Meeting. David A. Simon and John M. Elwood have been nominated for election as Class I directors. Both nominees are presently Directors. THE PERSONS NAMED IN THE ACCOMPANYING PROXY WILL VOTE ALL SHARES FOR WHICH THEY HAVE RECEIVED PROXIES FOR THE ELECTION OF DAVID A. SIMON AND JOHN M. ELWOOD AS CLASS I DIRECTORS, UNLESS AUTHORITY TO DO SO IS WITHHELD.

     Approval of the nominees requires the affirmative vote of the holders of a plurality of the shares of Common Stock present or represented by proxy at the Annual Meeting, and entitled to vote thereon.

     In the event that any of the nominees should become unable or unwilling to serve as a Director, it is intended that the proxies will be voted for the election of such other person, if any, as shall be designated by the Board of Directors. It is not anticipated that any of the nominees will be unable or unwilling to serve as a Director.

NOMINEES TO SERVE AS CLASS I DIRECTORS UNTIL THE 1999 ANNUAL MEETING OF STOCKHOLDERS
David A. Simon.....................  David A. Simon, age 43, has been President, Chief
                                     Executive Officer and a Director since 1992 and Chairman
                                     of the Board of Directors of the Company since 1993. Mr.
                                     Simon was a director of Prime Motor Inns, Inc. ("PMI")
                                     from 1991 to 1992.
John M. Elwood.....................  John M. Elwood, age 41, has been a Director and
                                     Executive Vice President of the Company since 1992 and
                                     Chief Financial Officer since 1993. Mr. Elwood was the
                                     Director of Reorganization of PMI from 1991 through the
                                     effective date of the PMI reorganization.
CLASS II DIRECTORS WHOSE TERMS EXPIRE AT THE 1997 ANNUAL MEETING OF STOCKHOLDERS
Herbert Lust, II...................  Herbert Lust, II, age 67, has been a Director since 1992 and Chairman of the Compensation and Audit Committee of
                                     the Company since 1993. Mr. Lust was a member of the
                                     Committee of Unsecured Creditors of PMI from 1991 to
                                     1992. Mr. Lust has been a private investor and President
                                     of Private Water Supply Inc. for more than the past five
                                     years. Mr. Lust is a director of BRT Realty Trust.
Jack H. Nusbaum....................  Jack H. Nusbaum, age 55, has been a Director since 1994.
                                     Mr. Nusbaum is Chairman of the New York law firm of
                                     Willkie Farr & Gallagher where he has been a partner for
                                     more than the past twenty-five years. He also is a
                                     director of Pioneer Companies, Inc., W.R. Berkley
                                     Corporation, and The Topps Company, Inc.

Howard M. Lorber...................  Howard M. Lorber, age 47, has been a Director and a member of the Compensation and Audit Committee since
                                     1994. Mr. Lorber is Chairman of the Board of Directors
                                     of Nathan's Famous, Inc. and Hallman & Lorber, Inc., and
                                     a director of New Valley Corporation, United Capital
                                     Corp. and Alpine Lace Brands, Inc. Mr. Lorber has been
                                     Chief Executive Officer of Hallman & Lorber, Inc. for
                                     more than the past five years, President and Chief
                                     Operating Officer of New Valley Corporation since 1994,
                                     and Chief Executive Officer of Nathan's Famous, Inc.
                                     since 1993. Mr. Lorber has also been a general partner
                                     or shareholder of a corporate general partner of various
                                     limited partnerships organized to acquire and operate
                                     real estate properties. Several of these partnerships
                                     filed for protection under the federal bankruptcy laws
                                     in 1991.
CLASS III DIRECTORS WHOSE TERMS EXPIRE AT THE 1998 ANNUAL MEETING OF STOCKHOLDERS
Allen J. Ostroff...................  Allen J. Ostroff, age 59, has been a Director since 1992 and a member of the Compensation and Audit Committee
                                     since 1993. Mr. Ostroff has been a Managing Director of
                                     the Prudential Realty Group, a subsidiary of The
                                     Prudential Insurance Company of America, since June 1994
                                     and was a Senior Vice President of the Prudential Realty
                                     Group from 1991 to June 1994.
A. F. Petrocelli...................  A. F. Petrocelli, age 52, has been a Director since 1992 and a member of the Compensation and Audit Committee
                                     since 1993. Mr. Petrocelli has been the Chairman of the
                                     Board of Directors and Chief Executive Officer of United
                                     Capital Corp. for more than the past five years. He is
                                     also a director of Nathan's Famous, Inc.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE TWO NOMINEES FOR DIRECTORS

BOARD OF DIRECTORS COMPENSATION AND BENEFITS

     Directors who are employees of the Company do not receive additional compensation for serving on the Board of Directors. Non-employee Directors receive $30,000 annually. In addition, each non-employee Director receives $1,500 for each Board of Directors meeting attended, $1,500 for each committee meeting attended and $1,500 for each telephonic meeting if such meeting extends beyond a period of 15 minutes. The Chairman of the Compensation and Audit Committee receives an additional $20,000 annually. The Directors' remuneration is paid quarterly. All Directors are reimbursed for their expenses.

     In addition, on the date of the Company's Annual Meeting of Stockholders, each non-employee Director receives an automatic grant of options to purchase 10,000 shares of the Company's Common Stock in accordance with the Company's 1995 Non-Employee Director Stock Option Plan. The options vest one year from the date of grant at an option price equal to the mean price of a share of the Company's Common Stock on the New York Stock Exchange for the trading day immediately prior to the date of grant.

     The Board of Directors held twelve meetings during 1995. All members of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors.

COMPENSATION AND AUDIT COMMITTEE

     The Compensation and Audit Committee consists of four non-employee
Directors: Messrs. Lust (Chairman), Petrocelli, Ostroff and Lorber. During 1995, the Committee held three meetings. All members of the Committee attended at least 75% of the aggregate number of Committee meetings.

     As part of its audit oversight, the Committee meets with representatives of the Company's independent auditors and with representatives of senior management. In addition, the Committee reviews the plans and results of the independent auditors, the scope and results of the Company's internal auditing, and procedures and systems of internal accounting and financial control.

     As part of its compensation oversight, the Committee administers the Company's 1992 Stock Option Plan and the 1995 Employee Stock Option Plan and in this capacity grants options to the Company's employees and officers. In addition, the Committee makes recommendations to the Board of Directors regarding compensation and approves the compensation paid to the Company's Chief Executive Officer, other executive officers and other employees.

EXECUTIVE OFFICERS OF THE COMPANY

     Set forth below are the names, ages and positions of the executive officers of the Company:

            NAME               AGE                           POSITION
-----------------------------  ---   ---------------------------------------------------------
David A. Simon...............  43    President, Chief Executive Officer and Chairman of the
                                     Board of Directors
John M. Elwood...............  41    Executive Vice President, Chief Financial Officer and
                                     Director
Paul H. Hower................  61    Executive Vice President
Timothy E. Aho...............  52    Senior Vice President/Development
Denis W. Driscoll............  51    Senior Vice President/Human Resources
John H. Leavitt..............  43    Senior Vice President/Sales and Marketing
Joseph Bernadino.............  49    Senior Vice President, Secretary and General Counsel
Richard T. Szymanski.........  38    Vice President and Corporate Controller
Douglas W. Vicari............  36    Vice President and Treasurer

     The following is a biographical summary of the experience of the executive officers of the Company, other than Mr. Simon and Mr. Elwood who are described above.

     Paul H. Hower has been an Executive Vice President of the Company since 1993. Mr. Hower was President of Integrity Hospitality Services from 1991 to 1993 and Vice President and Hotel Division Manager of B.F. Saul Co. in 1991.

     Timothy E. Aho has been a Senior Vice President of the Company since 1994. Mr. Aho was a Senior Vice President of Development for Boykin Management Company from 1993 to 1994 and Vice President of Development for Interstate Hotels Corporation from 1991 to 1993.

     Denis W. Driscoll has been a Senior Vice President of the Company since 1993. Mr. Driscoll was President of Driscoll Associates, a human resources consulting organization, from 1991 to 1993.

     John H. Leavitt has been a Senior Vice President of the Company since 1992. Mr. Leavitt was a Senior Vice President of PMI from 1991 to 1992 and a Senior Vice President of Medallion Hotel corporation in 1991.

     Joseph Bernadino has been Senior Vice President, Secretary and General Counsel of the Company since 1992. Mr. Bernadino was an Assistant Secretary and Assistant General Counsel of PMI from 1991 to 1992.

     Richard T. Szymanski has been a Vice President and Corporate Controller of the Company since 1992. Mr. Szymanski was Corporate Controller of PMI from 1991 to 1992.

     Douglas W. Vicari has been a Vice President and Treasurer of the Company since 1992 and was Vice President and Treasurer of PMI during 1992. Mr. Vicari was the Director of Budget and Financial Analysis of PMI from 1991 to 1992.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership of Common Stock as of March 15, 1996 for all executive officers, all Directors, all nominees to the Board of Directors, and all directors and executive officers as a group.

                                                                   AMOUNT AND NATURE     PERCENT OF
              NAME AND ADDRESS OF BENEFICIAL OWNER                   OF OWNERSHIP         CLASS(N)
-----------------------------------------------------------------  -----------------     ----------
David A. Simon(a)................................................        533,895            1.74
John M. Elwood(b)................................................        176,288            *
Herbert Lust, II(c)..............................................         78,151            *
Allen J. Ostroff(d)..............................................         60,000            *
A. F. Petrocelli(e)..............................................         63,276            *
Jack H. Nusbaum(f)...............................................         40,000            *
Howard M. Lorber(g)..............................................         30,000            *
Paul H. Hower(h).................................................         27,300            *
Denis W. Driscoll(i).............................................         13,883            *
Joseph Bernadino(j)..............................................         10,665            *
John H. Leavitt(k)...............................................          8,110            *
Richard T. Szymanski(l)..........................................          7,332            *
Douglas W. Vicari(m).............................................          7,332            *
Timothy E. Aho(n)................................................          3,666            *
All directors and executive officers as a group (14
  persons)(o)....................................................      1,059,898            3.41

---------------
(a) Includes 151,726 shares owned by David A. Simon, 146 shares owned by his wife and 249 shares held by Mr. Simon as custodian for his children. Mr. Simon disclaims beneficial ownership of the shares owned by his wife and held as custodian for his children. Also includes warrants to purchase 5,510 shares with an exercise price of $2.71 per share owned by Mr. Simon, 467 warrants owned by his wife, and 797 warrants held as custodian for his children. Mr. Simon disclaims beneficial ownership of the warrants owned by his wife and held as custodian for his children. Also includes options to purchase 375,000 shares with an exercise price of $3.20 per share as to 45,000 shares and 330,000 shares with an exercise price of $2.71 per share.
(b) Includes 47,500 shares, warrants to purchase 12,122 shares with an exercise price of $2.71 per share and options to purchase 20,000 shares at an exercise price of $3.81 per share, options to purchase 45,000 shares at an exercise price of $3.20 per share, options to purchase 25,000 at an exercise price of $7.38 per share and 26,666 shares with an exercise price of $9.25 per share.
(c) Includes 10,000 shares owned by Herbert Lust, 23,151 shares held by a trust under which Mr. Lust and his wife are co-trustees and beneficiaries and options held by Mr. Lust to purchase 45,000 shares with an exercise price of $3.20 per share as to 35,000 and 10,000 shares with an exercise price of $9.31 per share.
(d) Includes 5,000 shares and options to purchase 45,000 shares with an exercise price of $3.20 per share and 10,000 shares with an exercise price of $9.31 per share.
(e) Includes 8,276 shares held by United Capital Corp. of which A. F. Petrocelli is Chairman of the Board of Directors and Chief Executive Officer and options held by Mr. Petrocelli to purchase 45,000 shares with an exercise price of $3.20 per share and 10,000 shares with an exercise price of $9.31 per share.
(f) Includes 10,000 shares and options to purchase 10,000 shares with an exercise price of $7.25 per share, 10,000 shares with an exercise price of $9.50 per share, and 10,000 shares with an exercise price of $9.31 per share.
(g) Includes options to purchase 30,000 shares with an exercise price of $7.25 per share as to 10,000 shares, 10,000 shares with an exercise price of $9.50 per share and 10,000 shares with an exercise price of $9.31 per share.

(h) Includes 2,000 shares owned by Paul H. Hower, 300 shares owned by his wife and options to purchase 25,000 shares with an exercise price of $4.00 per share as to 20,000 shares and 5,000 shares with an exercise price of $7.63 per share.
(i) Includes 5,520 shares owned by Denis W. Driscoll, 200 shares held by Mr. Driscoll as custodian for his children and 100 shares held as custodian for his grandchild, warrants to purchase 64 shares with an exercise price of $2.71 per share, and options to purchase 7,999 shares with an exercise price of $3.63 per share as to 5,333 shares and 2,666 shares with an exercise price of $7.63 per share.
(j) Includes 1,000 shares and options to purchase 9,665 shares with an exercise price of $3.63 per share as to 5,333 shares, 2,666 shares with an exercise price of $7.63, and 1,666 shares with an exercise price of $9.88 per share.
(k) Includes 26 shares, warrants to purchase 85 shares with an exercise price of $2.71 per share and options to purchase 7,999 shares with an exercise price of $3.63 per share as to 5,333 shares and 2,666 shares with an exercise price of $7.63.
(l) Includes options to purchase 7,332 shares with an exercise price of $3.63 per share as to 3,333 shares, 2,333 shares with an exercise price of $7.63 per share, and 1,666 shares with an exercise price of $9.88 per share.
(m) Includes options to purchase 7,332 shares with an exercise price of $3.63 per share as to 3,333 shares, 2,333 shares with an exercise price of $7.63 per share, and 1,666 shares with an exercise price of $9.88 per share.
(n) Includes 1,000 shares and options to purchase 2,666 shares with an exercise price of $7.625 per share.
(o) With the exception of David Simon, the Directors and executive officers each owns less than one percent of the outstanding Common Stock and own approximately two percent of the outstanding Common Stock as a group. Percentages were based on 31,054,091 shares outstanding as of March 15, 1996.

PRINCIPAL HOLDERS OF SECURITIES

     The following entities were known to the Company to be the beneficial holders of more than 5% of the Common Stock as of March 15, 1996.

                                                               AMOUNT AND NATURE
            NAME AND ADDRESS OF BENEFICIAL OWNER                 OF OWNERSHIP        PERCENT OF CLASS
-------------------------------------------------------------  -----------------     ----------------
FMR Corp. (a)................................................      3,930,931              12.66%
82 Devonshire Street
Boston, Massachusetts 02109
Neuberger & Berman L.P. (b)..................................      2,151,034               6.93%
605 Third Avenue
New York, New York 10158-3698
Denver Investment Advisors LLC (c)...........................      3,849,760              12.4%
1225 17th Street, 26th Floor
Denver, Colorado 80202

---------------
(a) FMR Corp. filed a Schedule 13G, dated February 14, 1996 with the Securities and Exchange Commission (the "SEC") reporting ownership of 3,930,931 shares of Common Stock, with sole voting power with respect to 44,999 shares and sole dispositive power with respect to 3,930,931 shares.

(b) Neuberger & Berman L.P. filed a Schedule 13G, dated February 12, 1996 with the SEC reporting ownership of 2,151,034 shares of Common Stock, with sole voting power with respect to 461,450 shares, with shared voting power with respect to 253,600 and shared dispositive power with respect to 2,151,034 shares.

(c) Denver Investment Advisors LLC filed a Schedule 13G, dated March 4, 1996 with the SEC reporting ownership of 3,849,760 shares of Common Stock, with sole voting power with respect to 2,382,160 and sole dispositive power with respect to 3,849,760 shares.

                 ITEM 2.  RATIFICATION OF SELECTION OF AUDITORS

     Upon the recommendation of the Compensation and Audit Committee, the Board of Directors has selected Arthur Andersen LLP, independent auditors, to serve as independent accountants for the Company. Arthur Andersen LLP will audit the Company's consolidated financial statements for the fiscal year ending December 31, 1996; perform audit-related services; and act as consultants in connection with various accounting and financial reporting matters. Arthur Andersen LLP provided those services to the Company for the fiscal year ended December 31, 1995.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions. Although it is not required to do so, the Board of Directors is submitting the selection of auditors for ratification at the Annual Meeting. If this selection is not ratified, the Board of Directors will reconsider its choice.

     Ratification of the selection of Arthur Andersen LLP requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting, and entitled to vote thereon.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1996.

                                 OTHER BUSINESS

     The Company is not aware of any business to be acted upon at the Annual Meeting other than that which is explained in this Proxy Statement. In the event that any other business calling for a vote of the stockholders is properly presented at the Annual Meeting, the holders of the proxies will vote your shares in accordance with their best judgment.

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to the persons who were, at December 31, 1995, the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "named executive officers"). The information shown reflects compensation for services in all capacities awarded to, earned by or paid to these persons for the years ending December 31, 1993, 1994 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                 ANNUAL COMPENSATION            ------------
                                         ------------------------------------    SECURITIES
            NAME AND                                             OTHER ANNUAL    UNDERLYING      ALL OTHER
       PRINCIPAL POSITION         YEAR    SALARY     BONUS       COMPENSATION     OPTIONS      COMPENSATION
--------------------------------  ----   --------   --------     ------------   ------------   -------------
David A. Simon..................  1995   $336,808   $218,297        $  -0-         100,000        $ 8,774(1)
  President and Chief             1994    312,552    161,538           -0-               0          5,507
  Executive Officer               1993    303,853        -0-           -0-          45,000          6,211
John M. Elwood..................  1995    272,982    184,305           -0-          80,000          5,642(2)
  Executive Vice President        1994    249,423    129,231           -0-          50,000          3,147
  and Chief Financial Officer     1993    240,000        -0-           -0-          45,000         21,981
Paul H. Hower...................  1995    205,675     50,000           -0-          36,000          7,174(3)
  Executive Vice President        1994    190,000     20,000           -0-          15,000          5,410
                                  1993     94,320        -0-           -0-          20,000            113
Denis W. Driscoll...............  1995    168,974     20,000           -0-          18,000          1,873(4)
  Senior Vice President -- Human  1994    159,961     10,000           -0-           8,000            959
  Resources                       1993     68,565        -0-           -0-           8,000             73
Joseph Bernadino................  1995    132,667     30,000           -0-          23,000          1,697(5)
  Senior Vice President,          1994    126,184     24,150           -0-           8,000            614
  Secretary and General Counsel   1993    120,750        -0-           -0-           8,000             87

---------------
(1). Represents $102 for premiums of Company-provided life insurance, $2,731 related to 401k matching contributions and $5,941 in value of use of Company-provided car.

(2). Represents $102 for premiums for Company-provided life insurance, $2,276 related to 401k matching contributions and $3,264 in value of use of Company-provided car.

(3). Represents $702 for premiums for Company-provided life insurance, $1,500 related to 401k matching contributions and $4,972 in value of use of Company-provided car.

(4). Represents $288 for premiums for Company-provided life insurance and $1,585 related to 401k matching contributions.

(5). Represents $174 for premiums for Company-provided life insurance and $1,523 related to 401k matching contributions.

STOCK OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1995

     The following table sets forth information concerning individual grants of stock options made during the year ending December 31, 1995 to each of the named executive officers. The Company did not grant any stock appreciation rights during such period.

                                            INDIVIDUAL GRANTS
                            --------------------------------------------------        POTENTIAL REALIZED
                                          % OF TOTAL                                   VALUE AT ASSUMED
                            NUMBER OF      OPTIONS                                  ANNUAL RATES OF STOCK
                            SECURITIES    GRANTED TO                                PRICE APPRECIATION FOR
                            UNDERLYING    EMPLOYEES     EXERCISE                         OPTION TERMS
                             OPTIONS      IN FISCAL     PRICE PER   EXPIRATION    --------------------------
           NAME              GRANTED         YEAR         SHARE        DATE        0%      5%        10%
--------------------------  ----------   ------------   ---------   ----------    ----  --------  ----------
David A. Simon............   100,000(1)      15.1%        $9.75      8/01/2005     -0-   613,172   1,553,899
John M. Elwood............    80,000(2)      12.1%        $9.25      5/15/2005     -0-   465,382   1,179,369
Paul H. Hower.............    36,000(3)       5.4%        $9.63      7/28/2005     -0-   217,912     552,232
Denis W. Driscoll.........    18,000(3)       2.7%        $9.63      7/28/2005     -0-   108,956     276,116
Joseph Bernadino..........    18,000(3)       2.7%        $9.63      7/28/2005     -0-   108,956     276,116
                               5,000(4)       0.8%        $9.88      5/01/2001     -0-    16,742      38,096

---------------
(1) These stock options vest with respect to one third of the grant on each of August 1, 1996, 1997 and 1998 and will continue to be exercisable through August 1, 2005. These options become immediately exercisable upon a change in control of the Company.

(2) These stock options vest with respect to one third of the grant on each of May 15, 1996, 1997 and 1998 and will continue to be exercisable through May 15, 2005. These options become immediately exercisable upon a change in control of the Company.

(3) These stock options vest with respect to one third of the grant on each of July 28, 1996, 1997 and 1998 and will continue to be exercisable through July 28, 2005. These options become immediately exercisable upon a change in control of the Company.

(4) These stock options vest with respect to one third of the grant on each of May 1, 1996, 1997 and 1998 and will continue to be exercisable through May 1, 2001. All of these options become immediately exercisable upon a change in control of the Company.

AGGREGATED OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 1995 AND YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                  SHARES                      OPTIONS AT FY-END                 AT FY-END
                                ACQUIRED ON    VALUE     ---------------------------   ---------------------------
             NAME                EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------  -----------   --------   -----------   -------------   -----------   -------------
David A. Simon................      -0-          -0-       375,000        100,000      $ 2,711,700     $  25,000
John M. Elwood................      -0-          -0-        77,500        117,500      $   462,613     $ 158,438
Paul H. Hower.................      -0-          -0-        25,000         46,000      $   131,875     $  37,250
Denis W. Driscoll.............      -0-          -0-         7,999         26,001      $    40,330     $  36,420
Joseph Bernadino..............      -0-          -0-         7,999         31,001      $    40,330     $  37,045

EMPLOYMENT AGREEMENTS

  David A. Simon

     Mr. Simon and the Company executed an employment agreement dated August 1, 1995 which provides for a term of three years, with automatic successive one-year extensions unless a prior election is made by either party not to extend the agreement.

     The employment agreement provides for an annual base salary of $350,000 (which will increase annually based upon increases in the consumer price index), a discretionary annual bonus based on attainment of performance objectives set by the Board of Directors, a life insurance policy in an amount not less than $1,000,000, an automobile and other customary welfare benefits, including medical and disability insurance. The agreement also provides that, to the extent payments made by the Company for disability insurance, life insurance and the use of the automobile are subject to federal, state or local income taxes, the Company will pay Mr. Simon the amount of such additional taxes plus such additional amount as will be reasonable to hold him harmless from the obligation to pay such taxes.

     Pursuant to this employment agreement, Mr. Simon was granted stock options on August 1, 1995 to purchase 100,000 shares of Common Stock. The agreement also provides that the Company will grant options to purchase 100,000 shares of Common Stock on each of the first and second anniversary dates of the agreement. Such stock options are exercisable as to one-third of the grant on each of the first, second and third anniversaries of the option grant date, provided his employment has not been terminated by such date.

     This employment agreement may be terminated by the Company at anytime, with or without cause. If the agreement is terminated by the Company prior to the expiration of the three-year term without cause, or if Mr. Simon resigns because of circumstances amounting to constructive termination of employment, severance would be paid in a single lump sum equal to one-year's base salary or, if greater, the base salary that would have been payable over the remainder of the term. All stock options would become fully vested. Any bonus awarded for the year of termination would not be prorated. If the agreement is terminated by the Company for cause (as such term is defined in the employment agreement), or if Mr. Simon resigns voluntarily under circumstances not amounting to a constructive termination of employment, no benefits are payable other than accrued but unpaid salary and any unpaid bonus earned prior to such termination or resignation.

  John M. Elwood

     As of May 15, 1995, Mr. Elwood and the Company executed an employment agreement which had a term of three years. This employment agreement provided for an annual base salary of $280,000 (which will increase annually based upon increases in the consumer price index), a discretionary annual bonus based on attainment of performance objectives set by the Board of Directors, a life insurance policy in the amount of $1,000,000, an automobile, and other customary welfare benefits, including medical and disability insurance. Pursuant to this employment agreement, Mr. Elwood was granted stock options on May 15, 1995 to purchase 80,000 shares of Common Stock. The agreement also provides that the Company will grant options to purchase 80,000 shares of Common Stock on each of the first and second anniversary dates of the agreement. Such stock options are exercisable as to one-third of the grant on each of the first, second and third anniversaries of the option grant date, provided his employment has not been terminated by such date.

     This employment agreement may be terminated by the Company at anytime, with or without cause. If the agreement is terminated by the Company prior to the expiration of the three-year term without cause, or if Mr. Elwood resigns because of circumstances amounting to constructive termination of employment, severance would be paid in a single lump sum equal to one-year's base salary or, if greater, the base salary that would have been payable over the remainder of the term. All stock options would become fully vested. Any bonus awarded for the year of termination would not be prorated. If the agreement is terminated by the Company for cause (as such term is defined in the employment agreement), or if Mr. Elwood resigns voluntarily under circumstances not amounting to a constructive termination of employment, no benefits are payable other than accrued but unpaid salary and any unpaid bonus earned prior to such termination or resignation.

CHANGE IN CONTROL AGREEMENTS

     As of February 15, 1995, the Company executed change in control agreements with ten officers of the Company, including each named executive officer. These agreements provide that, if within two years of a change in control of the Company, the officer's employment with the Company is terminated by the Company without cause or if the officer resigns for good reason (as defined in the agreements), the Company will pay the officer two and one-half times the aggregate cash compensation earned by the officer during the fiscal year immediately preceding the termination of employment. Such payments are to be reduced, however, to the extent necessary to avoid characterization as "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code. In addition, any outstanding options to purchase shares of the Company held by the officer will vest and become exercisable as of the date of the change in control.

COMPENSATION AND AUDIT COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     All members of the Compensation and Audit Committee are independent, non-employee Directors.

     Mr. Simon and the Company are parties to an employment agreement dated August 1, 1995 which provides for a term of three years, with automatic successive one-year extensions unless a prior election is made by either party not to extend the agreement. The agreement provides for an annual base salary of $350,000 (which will increase annually based upon increases in the consumer price index) and a discretionary annual bonus based on attainment of performance objectives to be set by the Board of Directors. Pursuant to his employment agreement, Mr. Simon was granted options to purchase 100,000 shares of Common Stock. The agreement also provides that the Company will grant options to purchase 100,000 shares of Common Stock on each of the first and second anniversary dates of the agreement. Such stock options are exercisable as to one-third of the grant on each of the first, second and third anniversaries of the option grant date, provided his employment has not been terminated by such date. Mr. Simon's employment agreement and option grants were approved by the full Board of Directors of the Company. During 1995, a bonus was paid to Mr. Simon pursuant to his employment agreement.

     The Company's compensation policy is designed to help the Company achieve its business objectives by:

     - setting levels of compensation designed to attract and retain qualified executive in a highly competitive business environment;

     - providing incentive compensation that is directly linked with both the Company's financial performance and individual initiative and achievement contributing to such performance; and

     - linking compensation to elements which affect the Company's annual and long-term share performance.

     The Company intends to compensate executives and to grant stock options pursuant to stockholder approved employee stock option plans in order to provide executives with a competitive total compensation package and reward them for their contribution to the Company's annual and long-term share performance.

POLICY REGARDING SECTION 162(M)

     Section 162(m) of the Internal Revenue Code imposes a one million dollar ceiling on tax-deductible remuneration paid to the five most highly compensated executive officers of a publicly-held corporation. The limitation does not apply to qualified "performance based" remuneration payable solely on account of the attainment of one or more performance goals approved by an independent compensation committee, nor to compensation attributable to certain options granted under shareholder-approved stock option plans. The 1995 Employee Stock Option Plan is structured to comply with this exception. Compensation paid to the executive officers for the Company's 1995 fiscal year was well below the deductibility limit.

                        COMPENSATION AND AUDIT COMMITTEE
                          HERBERT LUST, II (Chairman)
                                A. F. Petrocelli
                                Allen J. Ostroff
                                Howard M. Lorber

     COMPENSATION AND AUDIT COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation and Audit Committee are Herbert Lust, II (Chairman), A. F. Petrocelli, Allen J. Ostroff and Howard M. Lorber. Mr. Petrocelli has certain business relationships with the Company, which are described under the heading "Certain Relationships and Related Transactions."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     A. F. Petrocelli, a Director of the Company, is the Chairman of the Board and Chief Executive Officer of United Capital Corp, and Howard M. Lober, a Director of the Company, is a Director of United Capital Corp. In March 1994, the Company entered into management agreements with the corporate owners of two hotels who are affiliates of United Capital Corp. The Company received $120,000 in management fees for the fiscal year ended 1995.

     In March, 1996, United Capital Corp. agreed to loan $4,000,000 to finance the construction of a hotel to be owned by a proposed entity in which the Company will have a 50% interest. United Capital Corp. has received $20,000 in commitment fees through March, 1996 relating to this proposed loan.

     During 1989, a partnership in which Peter E. Simon, father of David A. Simon, is a partner acquired an interest in three hotels from PMI. In partial payment PMI received non-recourse junior loans aggregating $21,590,000. As of December 31, 1995, the aggregate balance owed on these loans was $21,472,766. The interest rates on these loans ranged from 9 1/2% to 11% per annum. The Company has restructured these loans in order to obtain payment based upon the available cash flow of the hotels. During 1995, the Company recognized $630,000 of interest income related to these loans. The Company managed these three hotels for the partnership and received $510,000 in management fees for fiscal year 1995.

     During 1989, this same partnership acquired PMI's interest in eight hotel properties. In partial payment PMI received a junior non-recourse mortgage note in the principal amount of $9,647,450. The Company restructured this transaction as of December 1, 1992 by (i) conveying to the partnership its interest in one hotel property, and (ii) amending the principal amount and interest rate of the note to $8,103,362 and 8.2% per annum, respectively. No debt payments were made on these loans during 1995. The Company managed these nine hotels for the partnership and received $562,000 in accounting and management fees for fiscal year 1995. In March, 1996 the Company purchased these nine hotels from the partnership together with an additional nine hotels from two unrelated entities for an aggregate purchase price of $3,600,000. In a simultaneous transaction, the Company purchased from unrelated holders the first mortgage notes secured by the eighteen properties for $60,400,000. The partnership received $1,900,000 out of the purchase proceeds and the junior non-recourse note held by the Company was cancelled.

     During February 1990, this same partnership purchased from PMI a note owed by a third party in the original principal amount of $3,255,380. This partnership paid PMI $488,318 in cash and granted PMI an 85% note participation. In partial settlement of its claim on the note, the Company acquired a hotel located in Miami, Florida in which the partnership has a 15% interest.

     In December 1993, the Company entered into a management agreement with the corporate owner of a hotel in which Peter E. Simon is a stockholder. The Company received $50,000 in management fees for the fiscal year 1995.

     The Company has a note receivable from John H. Leavitt, Senior Vice President -- Sales and Marketing, with a balance of $38,065 at December 31, 1995. The note bears interest at 8.5% and is due in 2011.

     The Company has retained Willkie Farr & Gallagher as its legal counsel involving certain matters during its last fiscal year and anticipates it will continue such relationship with the firm in this fiscal year. Mr. Nusbaum, a Director of the Company, is the Chairman of the firm.

COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, executive officers, and persons who own more than ten percent of the Common Stock, to file reports of beneficial ownership with the SEC, the New York Stock Exchange and the Company. Based solely upon its review of the copies of such forms received by it, the Company believes that, during fiscal year 1995, all filing requirements applicable to such persons were complied with, except that a report covering one transaction was filed late by Denis W. Driscoll.

PERFORMANCE GRAPH

     The SEC requires the Company to present a graph comparing the cumulative total stockholder return on its Common Stock with the cumulative total stockholder return (a) of a broad equity market index and (b) of a published industry index or peer group. The Common Stock began trading on the NYSE under the symbol "PDQ" on August 3, 1992. As a result, the following graph commences as of August 3, 1992. The graph compares the Common Stock with (a) the Dow Jones Equity Market Index and (b) the Dow Jones Lodging Index. Furthermore, the following graph assumes an investment of $100 on August 3, 1992 in each of the Common Stock, the stocks comprising the Dow Jones Equity Market Index and the Dow Jones Lodging Index.

            COMPARISON OF 1992 THROUGH 1994 CUMULATIVE TOTAL RETURN
   AMONG PRIME HOSPITALITY CORP., DOW JONES EQUITY MARKET INDEX AND DOW JONES
                                 LODGING INDEX


                              [PERFORMANCE GRAPH]


      MEASUREMENT PERIOD                                           INDUSTRY
    (FISCAL YEAR COVERED)           COMPANY       STOCK INDEX     GROUP INDEX
8/3/92                                     100             100             100
1992                                       120             103             108
1993                                       320             111             177
1994                                       400             108             183
1995                                       433             145             221

                              FINANCIAL STATEMENTS

     The Company's annual report to stockholders for the year ended December 31, 1995, including audited financial statements, is being mailed to stockholders concurrently with this Proxy Statement. The annual report is on file with the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 and the New York Stock Exchange.

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (excluding exhibits) is available without charge to any stockholder of the Company who requests a copy in writing. Requests for copies of the Report should be directed to the Secretary, Prime Hospitality Corp., 700 Route 46 East, Fairfield, New Jersey 07004.

                             STOCKHOLDER PROPOSALS

     It is presently anticipated that the 1997 Annual Meeting will be held on or about May 6, 1997. Proposals of stockholders submitted for consideration at the 1997 annual meeting of stockholders must be received by the Company not later than December 11, 1996 in order to be included in the Company's proxy statement for that meeting. A stockholder desiring to submit a proposal must be a record or beneficial owner of at least 1% of the outstanding shares or $1,000 in market value of shares entitled to be voted at the annual meeting and must have held such shares for at least one year. Further, the stockholder must continue to hold such shares through the date on which the meeting is held. Documentary support regarding the foregoing must be provided along with the proposal. There are additional requirements regarding proposals of the stockholders, and a stockholder contemplating submission of a proposal is referred to Rule 14a-8 promulgated under the Exchange Act. In addition, the bylaws of the Company require, among other things, that notice of proposals of stockholders be delivered to or mailed and received at the principal executive offices of the Company not less than fifty (50) days nor more than seventy-five (75) days prior to the meeting; provided, however, that in the event that less than sixty-five
(65) days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the fifteenth (15th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

                                          By Order of the Board of Directors

                                          JOSEPH BERNADINO
                                          Secretary

PRIME HOSPITALITY CORP. PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR ANNUAL MEETING MAY 13, 1996 The undersigned hereby constitutes and appoints David A. Simon, John M. Elwood and Joseph Bernadino, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Prime Hospitality Corp. to be held at the Crowne Plaza Hotel, 650 Terrace Avenue, Hasbrouck Heights, New Jersey 07604, on Monday, May 13, 1996, at 10:00 a.m., and any adjournments thereof, on all matters coming before said meeting.

DIRECTORS RECOMMEND A VOTE "FOR" ELECTION OF BOTH NOMINEES AND "FOR" PROPOSAL
2.

1.      Election of two Class I Directors.

        FOR nominees listed below  / /

        / /  Withhold authority to vote for nominees.

        DAVID A. SIMON AND JOHN M. ELWOOD

        FOR, except vote withheld from the following nominee

        -------------------------------------------------------------.

2. Proposal to ratify the Board of Directors' selection of Arthur Andersen LLP as independent public accountant of the Company.

                FOR  / /        AGAINST  / /      ABSTAIN  / /

        In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy cannot vote your shares unless
        you sign and return this card in the enclosed postage   prepaid
        envelope.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR both Nominees, and FOR Item 2.

                Name and Address                              Date
                                                                   ----------------------------------------------

---------------------------------------------------------     ---------------------------------------------------
                                                                                (SIGNATURE)
---------------------------------------------------------     ---------------------------------------------------
                                                                         (SIGNATURE IF HELD JOINTLY)
---------------------------------------------------------
                                                              NOTE: Please sign exactly as name appears hereon.
                                                              Joint owners should each sign. When signing as
                                                              attorney, executor, administrator, trustee or
                                                              guardian, please give full title as such.

                                                              The signer hereby revokes all proxies heretofore
                                                              given by the signer to vote at said meeting or any
                                                              adjournments thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
PROMPTLY, USING THE ENCLOSED ENVELOPE. THANK YOU.